Exhibit 99.1

MARATHON OIL CORPORATION PROVIDES

FOURTH QUARTER 2005 INTERIM UPDATE

HOUSTON, January 5, 2006 – Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the fourth quarter 2005 that could impact the company’s quarterly financial results.  The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual fourth quarter results.  The company will report actual results on January 26, 2006.  Details concerning the company’s earnings conference call and webcast are noted at the end of this release.

Exploration and Production

Oil and natural gas production sold during the fourth quarter is estimated to be between 385,000 and 390,000 barrels of oil equivalent per day (boepd).  Revenues are reported based on production sold during the period which can vary from production available for sale, primarily as a result of the timing of international crude oil liftings.  Production available for sale during the fourth quarter is expected to be at the high end of the previous guidance of 350,000 to 370,000 boepd.

Sales volumes for the fourth quarter are up significantly compared to the third quarter primarily due to balancing the third quarter underlift position, seasonal gas sales and the restoration of Gulf of Mexico production.

As shown in the attached table, crude oil and natural gas market price indicators have remained strong during the fourth quarter.  Marathon’s actual crude oil and natural gas price realizations vary from these market indicators primarily due to product quality and location differentials.

Estimated fourth quarter exploration expense remains unchanged from previous guidance of between $60 and $80 million.

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast were very strong during the fourth quarter of 2005.  As a result of these very strong refining margins, favorable wholesale margins, widened sweet/sour differentials and continued solid operating performance during the fourth quarter, as described below, the company estimates its refining and wholesale marketing margin per gallon will be more than double that reported for the fourth quarter 2004.

Crude run rates remained strong during October and November averaging 961,000 barrels per day (bpd).  The company estimates that crude runs for the quarter will average approximately 975,000 bpd.

The Speedway SuperAmerica LLC gasoline and distillate gross margin averaged approximately 15 cents per gallon in the first two months of the fourth quarter 2005, up substantially from both the fourth quarter 2004 and third quarter 2005.  However, the fourth quarter 2005 retail gasoline and distillate margin is expected to be somewhat lower than 15 cents per gallon due to substantially lower retail margins in December.

Unallocated Administrative Expense

Total administrative expense for the quarter is expected to be approximately $70 to $85 million.  This includes non-cash equity-based compensation expense estimated to be $10 to $15 million for the fourth quarter.

Earnings Release Date and Conference Call Information

Marathon will report its fourth quarter 2005 results on January 26, 2006.  The company also will conduct a conference call with analysts on that same day at 1 p.m. EST.  The call will cover fourth quarter 2005 financial results and may include forward-looking information.  Interested parties can listen to this call by accessing the Marathon Oil Corporation Web site at www.marathon.com and then clicking on the Fourth Quarter 2005 Financial Results Conference Call link. Replays of the conference call will be available on the Web site through February 10, 2006.  Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the estimated levels of the company’s worldwide liquid hydrocarbon and natural gas production, estimated exploration expenses, refining and wholesale marketing margins, crude run rates, Speedway SuperAmerica LLC gasoline and distillate gross margins and administrative expenses.  These are preliminary estimates and are therefore subject to change.  Actual results may differ materially from the estimates given in this update. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and in subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

	Scott Scheffler	713-296-4102

Investor Relations Contacts:	Ken Matheny	713-296-4114

	Howard Thill	713-296-4140

Select Operating and Financial Data (unaudited)

	4Q	3Q	Oct.-Nov.	4Q
	2004 Actual	2005 Actual	2005 Actual	2005 Actual
Exploration and Production (E&P)
Net Sales
Domestic - Liquid Hydrocarbons(MBPD)	65.4	70.7	77.0	—
Domestic - Natural Gas (MMCFD)	585.3	561.8	601.4	—
International - Liquid Hydrocarbons (MBPD)	96.9	86.3	150.2	—
International - Natural Gas (MMCFD)	411.1	245.0	395.2	—
MBOED	328.4	291.5	393.3	—

Marker Prices
NYMEX prompt WTI oil price ($/BBL)	48.27	63.31	60.35	60.05
HH spot natural gas ($/MMBTU)	6.26	9.77	12.07	12.38
HH bid Week natural gas price ($/MMBTU)	7.07	8.53	13.89	13.00

Average Sales Prices Excluding Derivatives
Liquid Hydrocarbons:
Domestic ($/BBL)	34.84	52.38	48.79	—
International ($/BBL)	38.72	48.24	48.48	—
Natural Gas
Domestic ($/MCF)	5.09	6.56	8.97	—
International ($/MCF)	3.79	3.12	5.64	—

Refining, Marketing and Transportation
Chicago 6-3-2-1 crack spread ($/BBL)	0.93	10.52	10.38	8.37
Gulf 6-3-2-1 crack spread ($/BBL)	0.14	11.06	8.44	7.10
Chicago 3-2-1 crack spread ($/BBL)	5.33	17.29	15.18	12.92
Gulf 3-2-1 crack spread ($/BBL)	4.39	18.01	13.09	11.57

*Sour Differential ($/BBL)	(11.15)	(9.52)	(11.68)	(12.17)
Refinery Runs:
Crude oil refined (MBPD)	974.7	979.6	960.5	—
Other charge & blend stocks (MBPD)	200.4	215.2	264.8	—
Total (MBPD)	1,175.1	1,194.8	1,225.3	—
Crude oil capacity utilization (%)	103	103	100	—
Refined products sales volumes (MBPD)	1,414.1	1,466.8	1,510.5	—
SSA gasoline and distillate sales (MMGal)	793	825	556	—
SSA gasoline and distillates gross margin ($/gal)	0.1219	0.1232	.1531	—
SSA merchandise gross margin ($million)	145	162	102	—

BBL - barrel
MMBTU - million British Thermal Units
MCF - thousand cubic feet
MBPD - thousand barrels per day
MBOED - thousand barrels of oil equivalent per day
MMGal - millions of gallons
MMCFD - million cubic feet per day
* 15% Bow River, 15%Maya, 35% Kuwait, 35% Arab Medium